Exhibit 16.1

February 21, 2022

United States Securities and Exchange Commission

100 F Street, NE,

Washington, D.C. 20549.

Re: Network CN Inc.

To Whom it May Concern,

This is to confirm that our resignation on February 21, 2022 as auditor of Network CN Inc.’s financial statements is not due to any disagreements on any matter, transaction or event, with respect to accounting principles or practices, financial statements, disclosure or auditing scope or procedures at any time during our engagement as independent auditor of Network CN Inc.’s financial statements for the years ended December 31, 2020 and December 31, 2019.

Saved as disclosure on uncertainty of going concern, none of our reports on the aforementioned financial statements contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

We understand this letter will be filed as an exhibit to Network CN Inc.’s report on Form 8-K.

Sincerely Yours,

Union Power HK CPA Limited